Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-176133, No. 333-182047, No. 333-188455, No. 333-195888, No. 333-202736, No. 333-220987, No. 333-224933, No. 333-227153, and No. 333-232337) on Form S-8 of Lattice Semiconductor Corporation of our reports dated February 24, 2020, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 28, 2019 and December 29, 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 Annual Report on Form 10‑K of Lattice Semiconductor Corporation.

Our report refers to a change in the method of accounting for leases and revenue recognition.

/s/ KPMG LLP
Portland, Oregon
February 24, 2020